As filed with the Securities and Exchange Commission on August 30, 2007

Registration No. 333-40195

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FRIENDLY ICE CREAM CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2053130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1855 Boston Road

Wilbraham, MA 01095

(Address of Principal Executive Offices) (Zip Code)

FRIENDLY ICE CREAM CORPORATION 1997 RESTRICTED STOCK PLAN

(Full title of the plan)

Robert K. Sawyer, Jr.

Vice President and Secretary

Friendly Ice Cream Corporation

1855 Boston Road, Wilbraham, MA 01095

(413) 731-4000

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

REMOVAL OF SHARES FROM REGISTRATION

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (Registration No. 333-40195) which was filed on November 14, 1997 to register 375,000 shares of the common stock of Friendly Ice Cream Corporation (the “Company”) issuable under the Friendly Ice Cream Corporation 1997 Restricted Stock Plan (the “Plan”).

On August 30, 2007, pursuant to an Agreement and Plan of Merger, dated as of June 17, 2007 (the “Merger Agreement”), by and among the Company, Freeze Operations, Inc. (“Merger Sub”) and Freeze Operations Holding Corp. (“Freeze Operations”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Freeze Operations. As provided in the Merger Agreement, each issued and outstanding share of common stock, $.01 par value per share, of the Company (the “Common Stock”), was converted into the right to receive cash in the amount of $15.50.

Pursuant to the Plan, immediately prior to the consummation of the merger, each outstanding share of restricted stock shall become fully vested and all restrictions on such shares shall lapse. At such time each share of restricted stock shall be cancelled, retired and cease to exist. Certificates representing the restricted stock shall be converted into the right to receive $15.50 for each share of restricted stock previously held.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilbraham, Massachusetts, on the 30th day of August, 2007.

FRIENDLY ICE CREAM CORPORATION

By:	/s/ Paul V. Hoagland
Name:	Paul V. Hoagland
Title:	Chief Financial Officer and Executive
Vice President - Administration